Exhibit 10.3
Amended and Restated Executive Officer
Change in Control Agreement
This Amended and Restated Change in Control Agreement (the “Agreement”) is dated as of October 1, 2008, by and among Sport Supply Group, Inc., a Delaware corporation (the “Company”), and Adam Blumenfeld (the “Executive”).
The following recitals are true and constitute the basis for this Agreement:
A.
The Company recognizes that the current business environment makes it difficult to attract and retain highly-qualified executives unless a certain degree of security can be offered to such executives against organizational and personnel changes which frequently follow a Change in Control (as defined below) of a corporation;

B.
The Board of Directors of the Company (the “Board”) recognizes the long and valued service the Executive has provided as an officer of the Company and/or its subsidiaries and considers the Executive to be an important resource the Company desires to retain;

C.
The Company desires to assure fair treatment of its key executives in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control of the Company;

D.
The Company recognizes its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions that could result in a Change in Control of the Company and believes that it is in the best interests of the Company and its stockholders that such key executives be in a position, free from personal, financial and employment consideration, to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations;

E.
The Board believes it is essential to provide the Executive with compensation arrangements upon a Change in Control that provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement; and

F.
The Company and the Executive are parties to the Change in Control Agreement, dated June 16, 2006 and as amended and restated as of February 12, 2007 (the “Original Agreement”) and the Company and the Executive now wish to amend and restate the Original Agreement in its entirety by this Agreement.

NOW THEREFORE in consideration of the Executive’s willingness to continue working as an employee of the Company or any of its subsidiaries and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. In addition to the terms that are defined in other parts of this Agreement, the following terms shall have the specified meanings set forth below:
(a) “Cause” for purposes of this Agreement shall mean (i) the conviction of the Executive of a felony, (ii) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or (iii) repeated violations by the Executive of the Executive’s obligations under Sections 5, 16 and 18 of this Agreement that are demonstrably willful and deliberate on the Executive’s part and that are not remedied in a reasonable period of time after receipt of written notice from the Company.
(b) “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended, and any reference to any subsection thereof shall be construed to incorporate reference to any section or subsection of the Code enacted as a successor thereto, any applicable proposed, temporary or final regulations promulgated pursuant to such sections and any applicable interpretation thereof by the Internal Revenue Service.
(c) “Competes” for purposes of this Agreement shall mean any one or more of the following activities:
(i) manufacturing, distributing, designing, selling or installing sports equipment and supplies (the “Sports Distribution Business”) to any Person within any industry segment for which the Company has either offered to provide or conduct, or actually provided or conducted, the Sports Distribution Business; or
(ii) engaging in any other business activities (other than those described in (c)(i) above) which are conducted, offered or provided by the Company while the Executive is employed by the Company and as to which Executive is involved, if those activities are in the same markets or states as the Company engaged in during Executive’s employment with the Company.
(d) “Disability” for purposes of this Agreement shall mean Executive’s incapacity due to physical or mental illness that prevents Executive from engaging in the full-time performance of Executive’s duties with Company for a period of 60 consecutive days or for 90 days, whether or not consecutive, in any 360 day period and, within 30 days after written notice is provided to Executive by Company, Executive shall not have returned to the full-time performance of Executive’s duties.
(e) “Good Reason” for purposes of this Agreement shall mean any of the following acts by the Company (or any of its affiliates), without the consent of the Executive (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith): (i) a material diminution in the Executive’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board or a similar governing body); (ii) a material diminution in the Executive’s base compensation; (iii) a material diminution in the budget over which the Executive retains authority; (iv) the relocation of the Executive to an office or location more than 50 miles from the location at which the Executive normally performed services for the Company immediately prior to such relocation; or (v) any action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services. In the case of any allegation of Good Reason by the Executive, (A) the Executive shall provide notice to the Company of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.
(f) “Person” for purposes of this Agreement shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.
(g) “Present Value” for purposes of this Agreement shall mean the amount determined in accordance with Section 280G(d)(4) of the Code as of the date specified for such determination, applying a discount rate, compounded no less frequently than monthly, that is equivalent to the rate specified for such determination.
(h) “Principal Obligations” for purposes of this Agreement shall mean either (i) the principal, premium, interest, fees, costs, expenses and other amounts accrued or due on the Company’s existing or future credit facilities, term loans or revolving credit or commercial paper facilities (including any related hedging obligations or letter of credit subfacilities) entered into with commercial banks or financial institutions and guarantees thereof or (ii) the Company’s 5.75% convertible senior subordinated notes due 2009 or any future senior subordinated notes.
2. Term. This Agreement shall commence on the date hereof and shall terminate upon the earlier of (a) the termination of Executive’s employment with the Company or any of its subsidiaries for any reason (by either the Company or the Executive) at any time more than 6 months prior to a Change in Control, (b) the termination of Executive’s employment with the Company or any of its subsidiaries either by the Company for Cause or the Executive without Good Reason at any time either before or after a Change in Control, (c) the termination of the Executive’s employment with the Company or any of its subsidiaries either by the Company without Cause, by the Executive for Good Reason, or upon the death or Disability of Executive at any time within the 6 month period before or the 6 month period after a Change in Control and the payment by the Company of all obligations to the Executive under Section 6 of this Agreement or (d) upon the 6 month anniversary of a Change in Control and the payment by the Company of all obligations to the Executive under Section 6 of this Agreement (the “Term”).
3. Change in Control. For the purpose of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events at any time during the Term:
(a) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 40% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by either (i) the Company or (ii) any subsidiary or any employee benefit plan of the

Company, and during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors then in office; or
(b) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by either (i) the Company or (ii) any subsidiary or any employee benefit plan of the Company; or
(c) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease or disposal of all or substantially all of the assets of the Company to another person (other than (i) any such transaction (A) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company (other than any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company solely for shares of publicly traded common stock listed on the American Stock Exchange or on an established national securities exchange or automated over-the-counter trading market in the United States) and (B) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (ii) any transaction which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of common stock into solely shares of common stock).
For purposes of this Section 3, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
4. The Company’s Covenants. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Sections 5, 16 and 18 of this Agreement, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payment (as defined in Section 6 below) and the other payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment, and except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

5. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control while the Executive is employed by the Company, the Executive will remain in the employ of the Company until the earliest of (a) the date which is 6 months following the date of a Change in Control, (b) the date of termination by the Executive of the Executive’s employment for Good Reason, or (c) the termination by the Company of the Executive’s employment either with or without Cause, or due to Executive’s death or Disability.
6. Severance Payment.
(a) If at any time during the 6 month period prior to a Change in Control, the Company shall terminate the Executive’s employment without Cause, the Executive’s employment shall terminate due to his death or Disability, or the Executive shall terminate his employment for Good Reason, then the Company shall be obligated to pay the Executive in a lump sum in cash on the next business day following the Change in Control an amount (subject to all withholding and applicable deductions) equal to 2.99 times the sum of (i) the highest of (A) the Executive’s then current base salary on an annualized basis as in effect immediately prior to the Change in Control or (B) the Executive’s highest annualized base salary (with the Company or any of its subsidiaries) in effect during the 1 year period before such Change in Control and (ii) the actual bonus paid to the Executive by the Company or any of its subsidiaries for the most recent fiscal year ended prior to the occurrence of the Change in Control (the “Severance Payment”); provided, however, that the amount of the Severance Payment shall be subject to being delayed and/or reduced in accordance with either Section 7 or Section 8 below.
(b) If a Change in Control shall occur while the Executive is employed by the Company and the Executive shall not have prior to the 6 month anniversary of the Change in Control been terminated by the Company for Cause or resigned from the employ of the Company without Good Reason, then the Company shall be obligated to pay the Executive in a lump sum in cash on the next business day following the 6 month anniversary of the Change in Control an amount (subject to all withholding and applicable deductions) equal to the Severance Payment (calculated as described in subsection (a) above); provided, however, that the amount of the Severance Payment shall be subject to being delayed and/or reduced in accordance with either Section 7 or Section 8 below.
(c) If, however, on or after the Change in Control and prior to the 6 month anniversary of the Change in Control either the Company shall terminate the Executive’s employment without Cause, the Executive’s employment shall terminate due to his death or Disability, or the Executive shall terminate his employment for Good Reason, the Severance Payment (calculated as described in subsection (a) above) shall be due and payable by the Company as of the effective date of the termination of the Executive’s employment with the Company and shall be subject to being delayed and/or reduced in accordance with either Section 7 or Section 8 below.
(d) Notwithstanding any other term or provision of this Agreement to the contrary, no Severance Payment shall become due and payable by the Company to the Executive under the terms of this Agreement if at the effective time of any Change in Control the Company is then in default of any of its payment obligations under the terms of its Principal Obligations or if any dissolution, assignment for the benefit of creditors or reorganization under any chapter of Title 11 of the United States Code shall have caused a Change in Control of the Company.

7. Reduction of Payments by the Company.
(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the Severance Payment shall be reduced in such a manner that its aggregate Present Value shall be equal to the Reduced Amount. The “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate present value of the Severance Payment without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Prior to any reduction pursuant to this Section 7(a), the total amount of Payments shall be deemed, for purposes of calculating the Payment, to be reduced by the value of the non-competition, non-solicitation and consulting obligations set forth in Section 18 of this Agreement, which value will be determined by a reputable valuation expert selected by the Company and reasonably acceptable to the Executive.
(b) All determinations required to be made under this Section 7 shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) and the Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the payment date or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Severance Payment shall be eliminated or reduced consistent with the requirements of this Section 7, though such eliminated or reduced amount shall be, at a minimum, an amount that reduces the Severance Payment to the Reduced Amount; provided, that, if the Executive does not make such determination within 10 business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Severance Payment shall be eliminated or reduced consistent with the requirements of this Section 7 and shall notify the Executive promptly of such election. Within 5 business days thereafter (but in no event later than March 15 of the calendar year following the calendar year in which the applicable payment date specified in Section 6 hereof on which the Severance Payment would otherwise be paid occurs), the Company shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.
(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Severance Payment will have been made by the Company which should not have been made (an “Overpayment”) or that an amount of the Severance Payment which will not have been made by the Company could have been made (an “Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive that the Accounting Firm believes has a high probability of success determines an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such deemed payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code; provided, that any such Underpayment shall constitute a payment (within the meaning of Treas. Reg. § 1.409A-2(b)(2)) separate and apart from the Severance Payment; and provided, further that any such Underpayment shall be deemed a disputed payment (within the meaning of Treas. Reg. § 1.409A-3(g)) and shall be made no later than the end of the first taxable year of the Company in which the Accounting Firm determines pursuant to this Section 7(c) that such Underpayment is due.
8. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).
9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the termination of Executive’s employment shall be payable in accordance with such plan, policy, practice or program.
10. Successor to the Company.
(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in Section 1, 2, 3, 4, 5, 6, 7, 8, 16 and 18 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 6 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the party entitled to receive such notice at the address shown on the signature page hereof, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions, statutes, regulations or principles of this or any other jurisdiction.
13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15. Legal Fees and Expenses. The Company shall be obligated to pay all legal fees and expenses that the Executive may incur as a result of the Company contesting the validity, enforceability, or the Executive’s interpretation of, or determinations under, this Agreement.
16. Confidentiality. As an employee of the Company, the Executive shall have access to the Company’s confidential information and the Company shall be unconditionally obligated to, and hereby agrees to, provide Executive with access to new and additional elements of the Company’s confidential information so long as Executive is employed by the Company. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its businesses so long as such information is not otherwise publicly disclosed.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto.
18. Noncompete. If Executive receives the Severance Payment from the Company, the Executive agrees that for a period of 1 year immediately following the termination of the Executive’s employment with the Company for any reason (either by the Company or the Executive) Executive shall not, without the prior written consent of the Company, directly or indirectly by assisting others, engage in, solicit on behalf of, render any services to, guarantee any obligations of, extend credit to, or have any ownership interest or other affiliation in, any business or other endeavor that Competes with the Company in the United States. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit Executive from owning not more than 5% of a class of equity securities issued by any Person listed on any national securities exchange or interdealer quotation system.
19. Amendment and Restatement of Original Agreement. The Original Agreement is hereby amended and restated in its entirety. Such amendment and restatement is effective upon execution of this Agreement by the Company and the Executive. Upon such execution, all provisions of, rights granted and covenants made in the Original Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Sport Supply Group, Inc.		Executive:

By:	/s/ Terrence M. Babilla	/s/ Adam Blumenfeld

	Terrence M. Babilla	Adam Blumenfeld
President

Address:	1901 Diplomat Drive

Dallas, TX 75234

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